FORM 8-K
                                DST SYSTEMS, INC.
ITEM 1 CHANGES IN CONTROL OF REGISTRANT
Not applicable.

ITEM 2 ACQUISITION OR DISPOSITION OF ASSETS
Not applicable.

ITEM 3 BANKRUPTCY OR RECEIVERSHIP
Not applicable.

ITEM 4 CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT
Not applicable.

ITEM 5 OTHER EVENTS
See attached as an Exhibit to this Form 8-K a News Release released September 26, 2000 concerning the announcement of a two-for-one stock split to be effected in the form of a stock dividend of one share of DST common stock for every share of DST common stock held of record on the October 6, 2000 record date.

ITEM 6 RESIGNATIONS OF REGISTRANT'S DIRECTORS
Not applicable.

ITEM 7 FINANCIAL STATEMENTS AND EXHIBITS
Not applicable.

ITEM 8 CHANGE IN FISCAL YEAR
Not applicable.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        DST Systems, Inc.


                                        /s/ Robert C. Canfield
                                        Senior Vice President, General Counsel,
                                        Secretary

Date: September 26, 2000

September 26, 2000

                     DST SYSTEMS, INC. ANNOUNCES STOCK SPLIT
                    EFFECTED IN THE FORM OF A STOCK DIVIDEND

DST Systems, Inc. announced today that its Board of Directors has approved a 2 for 1 split of its common stock effected in the form of a stock dividend to shareholders of record on October 6, 2000 (the record date). Such shareholders will receive on or about October 19, 2000 one share of DST common stock for every share of DST common stock they held on the record date.

Tom McDonnell, DST's President and Chief Executive Officer, stated that the Board of Directors authorized the stock split with the intention of benefiting the stockholders by making DST's stock more accessible to a broader base of investors.

The stock split will increase the number of shares of common stock outstanding from approximately 62.4 million shares to 124.8 million shares.

The DST Board also approved a corresponding proportionate increase in the number of shares not yet purchased in the previously announced stock repurchase programs. As a result, the number of shares not yet purchased under these programs as of October 6, 2000 would be doubled to reflect the stock split.

DST provides sophisticated information processing and computer software services and products to mutual funds and other financial services organizations, output solutions primarily to the financial services, telecommunications and video services industries, and customer management software and services primarily to the video services and utilities industries.

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 8-KA dated March 25, 1999 filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. DST will not update any forward-looking statements in this press release to reflect future events.

DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE & CHX Symbol: DST
Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer